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                                   Exhibit 99

                       Press Release Dated April 20, 2000
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Date:             April 20, 2000

Contact:          Larry R. Goddard
                  Investor Relations Department
                  (402) 390-6553



                              FOR IMMEDIATE RELEASE
                              ---------------------

     Omaha, Nebraska (April 20, 2000)--Commercial Federal Corporation (NYSE:CFB) announced that James A. Laphen, president and chief operating officer, will retire from the company, effective December 31, 2000.

     "Jim Laphen has made significant contributions to Commercial Federal," said William A. Fitzgerald, chairman of the board and chief executive officer. "When Jim joined us 12 years ago we were about half the asset size, had less than 70 branches, and our services were limited to those of a traditional thrift. As a result of his role in our expansion program over that time, Commercial Federal is now a powerful regional banking franchise, with a leading presence in America's heartland," Mr. Fitzgerald explained.

     Mr. Laphen joined the bank in 1988 from Home Unity Mortgage Services, where he was president and chief executive officer. He is a graduate of Drexel University. "It's been professionally and personally rewarding being a part of such an energized and talented team, and gratifying to see the growth and transformation of Commercial Federal brought about by a lot of hard work. I want to make sure that in my last months with the bank, we have a smooth transition," Mr. Laphen said. "When that transition is complete, I look forward to spending more time with my family and expanding my professional horizons," he concluded.
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     Commercial Federal said that it had retained Heidrick & Struggles to identify candidates to replace Mr. Laphen.

     Commercial Federal Corporation is the parent company of Commercial Federal Bank, which currently operates 256 retail offices in Iowa, Nebraska, Kansas, Colorado, Oklahoma, Missouri, Arizona, and Minnesota.